Exhibit 99.1

Antero Resources Reports Second Quarter 2015 Financial Results

Denver, Colorado, July 29, 2015—Antero Resources Corporation (NYSE: AR) (“Antero” or the “Company”) today released its second quarter 2015 financial results. The relevant financial statements are included in Antero’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which has been filed with the Securities and Exchange Commission (“SEC”).

Highlights for the Second Quarter of 2015:

•                  Net daily gas equivalent production averaged 1,484 MMcfe/d, a 67% increase compared to the prior year quarter and flat compared to the prior quarter

•                  Net daily liquids production, included in the above, averaged 45,906 Bbl/d, a 127% increase compared to the prior year quarter and a 15% increase sequentially

•                  Realized natural gas equivalent price including NGLs, oil and hedges averaged $3.85 per Mcfe

•                  On a per unit basis, cash production expense declined 9%, or $0.15 per Mcfe, and G&A expense declined 28%, or $0.09 per Mcfe, compared to the prior year quarter

•                  Adjusted net income of $17 million ($0.06 per share), a 77% decrease compared to the prior year quarter

•                  Adjusted EBITDAX of $268 million, a 1% increase compared to the prior year quarter

•                  Hedge portfolio was increased to 2.8 Tcfe of future natural gas equivalent production at an average index price of $4.08 per MMBtu

Recent Developments

2016 Production Growth Targets

As previously disclosed on July 15, 2015, Antero is preliminarily targeting 25% to 30% year-over-year net production growth in 2016, driven in part by the contribution early next year from the completion of 50 Marcellus Shale deferred completions.  While not yet board-approved and subject to change depending on the commodity price environment, this production growth target is expected to only require a modest increase in estimated 2016 drilling and completion costs, due to the operational improvements and cost savings currently being achieved.

Antero expects to continue reviewing this preliminary 2016 production target and capital budget throughout the year and anticipates finalizing the capital budget and receiving board approval in late 2015 or early 2016.

Second Quarter 2015 Financial Results

As of June 30, 2015, Antero owned a 69.7% limited partner interest in Antero Midstream Partners LP (“Antero Midstream”). Antero Midstream’s results are consolidated with Antero’s results.

For the three months ended June 30, 2015, the Company reported a net loss attributable to common stockholders of $145 million, or $(0.52) per basic and diluted share, compared to a net loss of $42 million in the second quarter of 2014.  The GAAP net loss for the second quarter of 2015 included the following items:

•                  Non-cash losses on unsettled hedges of $198 million ($123 million net of tax)

•                  Non-cash equity-based stock compensation expense of $28 million ($22 million net of tax)

•                  Impairment of unproved properties of $26 million ($16 million net of tax)

•                  Contract termination and rig stacking expenses of $2 million ($1 million net of tax)

Without the effect of these non-cash or unusual items, the Company’s results for the second quarter of 2015 were as follows:

•                  Adjusted net income attributable to common stockholders of $17 million, or $0.06 per basic and diluted share, a 77% decrease compared to the second quarter of 2014

•                  Adjusted EBITDAX of $268 million, a 1% increase compared to the second quarter of 2014

•                  Cash flow from operations before changes in working capital of $208 million, a 5% decrease compared to the second quarter of 2014

For a description of adjusted net income attributable to common stockholders, Adjusted EBITDAX and cash flow from operations before changes in working capital and reconciliations to their nearest comparable GAAP measures, please read “Non-GAAP Financial Measures.”

Net daily production for the second quarter of 2015 averaged 1,484 MMcfe/d, a 67% increase as compared to the second quarter of 2014 and was approximately the same as the first quarter of 2015.  Net daily production was comprised of 1,208 MMcf/d of natural gas (82%), 40,162 Bbl/d of natural gas liquids (“NGLs”) (16%) and 5,744 Bbl/d of crude oil (2%).  Second quarter 2015 net liquids (NGLs and oil) daily production of 45,906 Bbl/d increased 127% as compared to the second quarter of 2014 and 15% from the first quarter of 2015.

Average natural gas price before hedging decreased 51% from the prior year quarter to $2.20 per Mcf, a $0.44 per Mcf negative differential to Nymex, as Nymex natural gas prices decreased 43% from the prior year quarter.  Approximately 62% of Antero’s second quarter 2015 natural gas revenue was realized at favorable price indices, including Columbia Gas Transmission (TCO), Chicago and Nymex.  The remaining 38% of natural gas production was priced at various less favorable index pricing points, including Dominion South and Tetco M2.  Antero’s average realized natural gas price after hedging for the second quarter of 2015 was $3.86 per Mcf, a $1.22 positive differential to the Nymex average price for the period, a 15% decrease compared to the prior year quarter.  During the quarter, Antero realized a settled natural gas hedge gain of $182 million, or $1.66 per Mcf.

Antero’s average realized C3+ NGL price before hedging for the second quarter of 2015 was $16.29 per barrel, or approximately 28% of the WTI oil price average for the period.  This represents a 70% decrease for NGL prices compared to the prior year quarter as WTI oil prices decreased 44% from the prior year quarter.  The Company’s average realized NGL price after hedging represented a 65% decrease from the prior year quarter NGL price to $19.51 per barrel, or 34% of the WTI oil price average for the period.  For the second quarter of 2015, Antero realized a settled NGL hedge gain of $12 million, or $3.22 per barrel. Antero’s NGL barrels are comprised of propane, butane and heavier liquids, as ethane is rejected at the gas processing plant and sold in the natural gas stream.

Antero’s average realized oil price before hedging for the second quarter of 2015 was $44.06 per barrel, a $13.58 per barrel negative differential to the average WTI oil price for the period, and a 52% decrease compared to the prior year quarter.  The Company’s average realized oil price after hedging decreased 46% from the prior year quarter to $47.33 per barrel, a $10.31 per barrel negative differential to the WTI price.  For the second quarter of 2015, Antero realized a settled oil hedge gain of $2 million, or $3.27 per barrel.

Antero’s liquids production and realizations for the second quarter of 2015 added an incremental $0.20 per Mcfe to the average gas equivalent price per unit, increasing the average natural gas realized price before hedging from $2.20 per Mcf to $2.40 per Mcfe on a gas equivalent basis.  Including $196 million of total settled realized hedge gains for all products, the average all-in natural gas equivalent price, including NGLs, oil and hedge settlements, was $3.85 per Mcfe for the second quarter of 2015.

Total revenues for the second quarter of 2015 were $377 million as compared to $311 million for the second quarter of 2014.  Revenue for the second quarter of 2015 included a $198 million non-cash loss on unsettled hedges while the second quarter of 2014 included a $125 million non-cash loss on unsettled hedges. Liquids production contributed 25% of combined natural gas, NGLs and oil revenue before hedging in the second quarter of 2015.  Adjusted net revenue increased 32% to $575 million compared to the second quarter of 2014 (including settled hedge gains and losses but excluding non-cash unsettled hedge gains and losses).  For a reconciliation of adjusted net revenue to operating revenue, the most comparable GAAP measure, please read “Non-GAAP Financial Measures.”

Marketing revenue for the second quarter of 2015 was $50 million.  Antero’s marketing revenue was primarily associated with the sale of third-party gas purchased to utilize the Company’s excess firm transportation capacity on the Rockies Express Pipeline as well as to capture the positive spread between Tetco M2 pricing and Chicago pricing.  Marketing expense for the second quarter of 2015 was

$79 million.  The largest components of marketing expense were the fixed transportation costs related to excess capacity, the cost of purchasing third-party gas and the fixed transportation costs associated with the Company’s underutilized ATEX ethane pipeline capacity.  Net marketing expense was $29 million or $0.22 per Mcfe for the second quarter of 2015.

Per unit cash production expense (lease operating, gathering, compression, processing and transportation, and production tax) for the second quarter of 2015 was $1.45 per Mcfe which is a 9% decrease compared to $1.60 per Mcfe in the prior year quarter.  The decrease in cash production expense was driven by lower production taxes due to lower commodity prices.  Per unit general and administrative expense for the second quarter of 2015, excluding non-cash equity-based compensation expense, was $0.23 per Mcfe, a 28% decrease from the second quarter of 2014.  The decrease was primarily driven by the significant increase in net production which was somewhat offset by an increase in the Company’s workforce.  Per unit depreciation, depletion and amortization expense increased 1% from the prior year quarter to $1.31 per Mcfe.

Adjusted EBITDAX of $268 million for the second quarter of 2015 was 1% higher than the prior year quarter due to increased production and revenue.  EBITDAX margin for the quarter was $1.99 per Mcfe, representing a 40% decrease from the prior year quarter due to lower commodity prices.  For the second quarter of 2015, cash flow from operations before changes in working capital decreased 5% from the prior year to $208 million.

For a description of Adjusted EBITDAX and EBITDAX margin, cash flow from operations before changes in working capital and adjusted net income attributable to common stockholders and reconciliations to their nearest comparable GAAP measures, please read “Non-GAAP Financial Measures.”

Antero Midstream Financial Results

Antero Midstream’s low pressure gathering volumes for the second quarter of 2015 averaged 965 MMcf/d, a 150% increase from the prior year quarter and 3% sequentially.  High pressure gathering and compression volumes for the second quarter of 2015 averaged 1,197 MMcf/d and 454 MMcf/d, respectively, representing 350% and 1,005% year over year growth from the second quarter of 2014 and 6% and 27% sequentially.  Condensate gathering volumes averaged 3 MBbl/d in the second quarter of 2015, representing no change from the second quarter of 2014 and 24% growth sequentially.  The high growth in throughput volumes was driven by production growth from Antero.

Antero Midstream’s revenue for the second quarter of 2015 was $57 million as compared to $17 million for the prior year quarter, primarily driven by increased throughput volumes across Antero Midstream’s systems.  Revenues in the second quarter of 2015 were comprised entirely of fixed fees from Antero.  Direct operating expenses totaled $11 million and general and administrative expenses totaled $10 million, including $5 million of non-cash equity-based compensation.  Total operating expenses were $36 million including $15 million of depreciation.  Operating income for the second quarter of 2015 was $21 million as compared to $0.3 million in the prior year quarter, while net income was $20 million as compared to a $0.3 million for the prior year quarter.

Antero Midstream invested $74 million in gathering and compression projects in the second quarter of 2015, including $52 million in the Marcellus and $22 million in the Utica.

On July 15, 2015, Antero Midstream declared a cash distribution of $0.19 per unit ($0.76 per unit annualized) for the second quarter of 2015. The distribution represents a 6% increase compared to the first quarter 2015 distribution and 12% increase compared to the Partnership’s minimum quarterly distribution of $0.17 per unit ($0.68 per unit annualized). The distribution is payable on August 27, 2015 to unitholders of record as of August 13, 2015.

Antero Midstream results were released today and are available at www.anteromidstream.com.

Balance Sheet and Liquidity

As of June 30, 2015, the Company’s consolidated net debt was $4.36 billion, of which $1.1 billion were borrowings outstanding under the Company’s $4.0 billion senior secured revolving credit facility, and no borrowings under the $1.0 billion senior secured credit facility for Antero Midstream.  Including the $475 million in letters of credit outstanding, the Company had $3.5 billion in available liquidity on a consolidated basis as of June 30, 2015.  For a reconciliation of consolidated net debt to consolidated total debt, the most comparable GAAP measure, please read “Non-GAAP Financial Measures.”

Second Quarter 2015 Capital Spending

Antero’s drilling and completion costs for the three months ended June 30, 2015 were $440 million.  In addition, the Company invested $46 million for land, $12 million for water projects in the Marcellus and Utica Shale plays and $1 million in other capital projects.

As previously disclosed, the Company also invested $34 million during the quarter on a bolt-on acquisition in the core of the Marcellus Shale liquids rich window in Tyler County, West Virginia. Given the uncertainty surrounding potential transactions, Antero does not include acquisitions in its capital budget.

Hedge Position

Antero currently has hedged 2.8 Tcfe of future natural gas equivalent production using fixed price swaps covering the period from July 1, 2015 through December 31, 2021 at an average index price of $4.08 per MMBtu and a mark-to-market value at June 30, 2015 of $2.0 billion.

The following table summarizes Antero’s hedge positions held as of July 28, 2015:

Period	Natural Gas MMBtu/d	Average Index Price ($/MMBtu)	Liquids Bbl/d	Average Index Price

3Q 2015:
TCO	120,000	$4.93	—	—
Nymex HH	770,000	$3.79	—	—
Dom South	230,000	$5.48	—	—
CGTLA	40,000	$3.93	—	—
Nymex WTI ($/Bbl)	—	—	3,000	$64.84
Propane MB ($/Gallon)	—	—	23,000	$0.62
3Q 2015 Total	1,160,000	$4.25	26,000	—
4Q 2015:
TCO	120,000	$5.14	—	—
Nymex HH	770,000	$3.92	—	—
Dom South	230,000	$5.74	—	—
CGTLA	40,000	$4.09	—	—
Nymex WTI ($/Bbl)	—	—	3,000	$65.67
Propane MB ($/Gallon)	—	—	23,000	$0.64
4Q 2015 Total	1,160,000	$4.41	26,000	—
2016:
TCO	60,000	$4.91	—	—
Nymex HH	960,000	$3.56	—	—
Dom South	272,500	$5.35	—	—
CGTLA	170,000	$4.09	—	—
Propane MB ($/Gallon)	—	—	30,000	$0.59
2016 Total	1,462,500	$4.01	30,000	—
2017	1,150,000	$4.02	2,000	$0.64
2018	1,402,500	$4.25	2,000	$0.65
2019	1,537,500	$4.05	—	—
2020	1,010,000	$3.82	—	—
2021	100,000	$3.74	—	—

Approximately 66% of Antero’s 2015 natural gas financial hedge portfolio is made up of Nymex Henry Hub hedges and 34% is tied to Appalachian Basin or Gulf Coast indices.  Antero has the ability to physically deliver a substantial portion of its natural gas production through direct firm transportation to the Columbia Gulf Coast Onshore index near Henry, Louisiana, the index for Nymex Henry Hub pricing, essentially eliminating basis risk on the Company’s Nymex Henry Hub hedges.  Antero has 13 different counterparties to its hedge contracts, all of which are lenders in the Company’s bank credit facility.

Additionally, Antero has hedged 140 Bcf of basis on future production using fixed price TCO basis swaps covering the period from July 1, 2015, through December 31, 2016, at an average basis differential of $(0.42) per MMBtu.

Conference Call

A conference call is scheduled on Thursday, July 30, 2015 at 9:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 888-347-8204 (U.S.), 855-669-9657 (Canada), or 412-902-4229 (International) and reference “Antero Resources.” A telephone replay of the call will be available until Friday, August 7, 2015 at 9:00 am MT at 877-870-5176 (U.S.) or 858-384-5517 (International) using the passcode 10067252.

To access the live webcast and view the related earnings conference call presentation, visit Antero’s website at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until August 7, 2015 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company’s website before the July 30, 2015 conference call.  The presentation can be found at www.anteroresources.com on the homepage.  Information on the Company’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

Adjusted net revenue as set forth in this release represents total operating revenue adjusted for certain non-cash items, including unsettled hedge gains and losses.  Antero believes that adjusted net revenue is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net revenue is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for total operating revenue as an indicator of financial performance.  The following table reconciles total operating revenue to adjusted net revenue:

	Three months ended June 30,		Six months ended June 30,
	2014	2015	2014	2015

Total operating revenue	$311,338	$376,714	$479,545	$1,606,401
Commodity derivative (gains) losses	123,766	2,227	372,695	(757,327)
Gains (losses) on settled derivatives	953	195,880	(118)	380,720
Adjusted net revenue	$436,057	$574,821	$852,122	$1,229,794

Adjusted net income attributable to common stockholders as set forth in this release represents net income (loss) from continuing operations attributable to common stockholders, adjusted for certain items.  Antero believes that adjusted net income attributable to common stockholders is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net income attributable to common stockholders is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income (loss) from continuing operations attributable to common stockholders as an indicator of financial performance.  The following table reconciles net income (loss) from continuing operations attributable to common stockholders to adjusted net income attributable to common stockholders:

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2015	2014	2015
Net income (loss) from continuing operations attributable to common stockholders	$(44,495)	$(145,487)	$(139,254)	$248,944
Non-cash commodity derivative (gains) losses on unsettled derivatives, net of tax	77,345	123,238	231,056	(234,279)
Impairment of unproved properties, net of tax	1,213	16,385	2,079	21,721
Equity-based compensation, net of tax	29,286	21,830	58,252	44,676
Loss on early extinguishment of debt, net of tax	12,642	—	12,642	—
Contract termination and rig stacking, net of tax	—	1,205	—	6,782
Adjusted net income attributable to common stockholders	$75,991	$17,285	$164,775	$87,958

Cash flow from operations before changes in working capital as presented in this release represents net cash provided by operating activities before changes in working capital.  Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt.  Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for cash flows from operating, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity.

The following table reconciles net cash provided by operating activities to cash flow from operations before changes in working capital as used in this release:

	Three months ended June 30,		Six months ended June 30,
	2014	2015	2014	2015

Net cash provided by operating activities	$223,722	$239,201	$498,029	$590,595
Net change in working capital	(3,886)	(30,894)	(40,532)	(89,831)
Cash flow from operations before changes in working capital	$219,836	$208,307	$457,497	$500,764

The following table reconciles consolidated total debt to consolidated net debt as used in this release:

As of June 30,
2015

Bank credit facility	$1,118,000
6.00% senior notes due 2020	525,000
5.375% senior notes due 2021	1,000,000
5.125% senior notes due 2022	1,100,000
5.625% senior notes due 2023	750,000
Net unamortized premium	7,038
Consolidated total debt	4,500,038
Cash and cash equivalents	143,286
Consolidated net debt	$4,356,752

Adjusted EBITDAX is a non-GAAP financial measure that Antero defines as net income (loss) including noncontrolling interest after adjusting for those items shown in the table below.  Adjusted EBITDAX, as used and defined by the Company, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP.  Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income, net income (loss), cash flows from operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  Adjusted EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position.  Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, franchise taxes, exploration expenses, and other commitments and obligations.  However, Antero’s management team believes Adjusted EBITDAX is useful to an investor in evaluating the Company’s financial performance because this measure:

•                  is widely used by investors in the oil and gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•                  helps investors to more meaningfully evaluate and compare the results of Antero’s operations from period to period by removing the effect of its capital structure from its operating structure; and

•                  is used by the Company’s management team for various purposes, including as a measure of operating performance, in presentations to its board of directors, as a basis for strategic planning and forecasting and by its lenders pursuant to covenants under its bank credit facility and the indentures governing the Company’s senior notes.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect Antero’s net income (loss), the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted EBITDAX reported by different companies.  The following table represents a reconciliation of the Company’s net income (loss) including noncontrolling interest to Adjusted EBITDAX, a reconciliation of total Adjusted EBITDAX to net cash provided by operating activities and a reconciliation of realized price before cash receipts for settled hedges to Adjusted EBITDAX margin:

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2015	2014	2015
Net income (loss) from continuing operations including noncontrolling interest	$(44,495)	$(139,483)	$(139,254)	$259,688
Commodity derivative fair value (gains) losses	123,766	2,227	372,695	(757,327)
Gains (losses) on settled derivative instruments	953	195,880	(118)	380,720
Interest expense	37,260	59,823	68,602	113,008
Loss on early extinguishment of debt	20,386	—	20,386	—
Income tax expense (benefit)	(18,454)	(84,089)	(59,116)	163,249
Depreciation, depletion, amortization, and accretion	105,463	177,454	196,971	360,154
Impairment of unproved properties	1,956	26,339	3,353	34,916
Exploration expense	6,703	628	13,700	1,999
Equity-based compensation expense	32,474	27,582	61,611	55,365
State franchise taxes	450	(106)	1,288	129
Contract termination and rig stacking	—	1,937	—	10,902
Total Adjusted EBITDAX	266,462	268,192	540,118	622,803
Interest expense	(37,260)	(59,823)	(68,602)	(113,008)
Exploration expense	(6,703)	(628)	(13,700)	(1,999)
Changes in current assets and liabilities	3,886	30,894	40,532	89,831
State franchise taxes	(450)	106	(1,288)	(129)
Other non-cash items	(2,213)	460	969	(6,903)
Net cash provided by operating activities	$223,722	$239,201	$498,029	$590,595

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2015	2014	2015
Adjusted EBITDAX margin ($ per Mcfe):
Realized price before cash receipts for settled hedges	$5.30	$2.40	$5.54	$2.72
Gathering, compression, and water distribution revenues	0.04	0.04	0.05	0.03
Lease operating expense	(0.06)	(0.05)	(0.07)	(0.05)
Gathering, compression, processing and transportation costs	(1.28)	(1.23)	(1.23)	(1.23)
Marketing, net	(0.15)	(0.22)	(0.14)	(0.17)
Production taxes	(0.26)	(0.17)	(0.28)	(0.17)
General and administrative(1)	(0.31)	(0.23)	(0.31)	(0.23)
Gains on settled hedges	0.01	1.45	—	1.42
Adjusted EBITDAX margin ($ per Mcfe):	$3.29	$1.99	$3.56	$2.32

(1)           Excludes franchise taxes and equity-based stock compensation that is included in G&A

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Company’s website is located at www.anteroresources.com.

Cautionary Statements

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release.

Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2014.

For more information, contact Michael Kennedy — VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

December 31, 2014 and June 30, 2015

(Unaudited)

(In thousands, except share amounts)

	2014	2015
Assets
Current assets:
Cash and cash equivalents	$245,979	143,286
Accounts receivable, net of allowance for doubtful accounts of $1,251 in 2014 and 2015	116,203	79,190
Accrued revenue	191,558	125,467
Derivative instruments	692,554	664,417
Other current assets	5,866	4,819
Total current assets	1,252,160	1,017,179
Property and equipment:
Natural gas properties, at cost (successful efforts method):
Unproved properties	2,060,936	2,080,491
Proved properties	6,515,221	7,462,080
Fresh water distribution systems	421,012	441,692
Gathering systems and facilities	1,197,239	1,341,661
Other property and equipment	37,687	42,842
	10,232,095	11,368,766
Less accumulated depletion, depreciation, and amortization	(879,643)	(1,238,989)
Property and equipment, net	9,352,452	10,129,777
Derivative instruments	899,997	1,305,392
Other assets	68,886	80,133
Total assets	$11,573,495	12,532,481

Liabilities and Equity
Current liabilities:
Accounts payable	$531,564	326,638
Accrued liabilities	168,614	183,319
Revenue distributions payable	182,352	190,881
Deferred income tax liability	260,373	251,097
Other current liabilities	12,202	14,248
Total current liabilities	1,155,105	966,183
Long-term liabilities:
Long-term debt	4,362,550	4,500,038
Deferred income tax liability	534,423	706,948
Derivative instruments	—	651
Other liabilities	47,587	49,215
Total liabilities	6,099,665	6,223,035
Contingencies
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value; authorized - 50,000,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000,000 shares; issued and outstanding 262,071,642 shares and 277,025,288 shares, respectively	2,621	2,770
Additional paid-in capital	3,513,725	4,099,718
Accumulated earnings	867,447	1,116,505
Total stockholders’ equity	4,383,793	5,218,993
Noncontrolling interest in consolidated subsidiary	1,090,037	1,090,453
Total equity	5,473,830	6,309,446
Total liabilities and equity	$11,573,495	12,532,481

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Three Months Ended June 30, 2014 and 2015

(Unaudited)

(In thousands, except share and per share amounts)

	2014	2015
Revenue:
Natural gas sales	$314,151	242,065
Natural gas liquids sales	79,768	59,525
Oil sales	35,633	23,032
Gathering, compression, and water distribution	3,565	4,490
Marketing	1,987	49,829
Commodity derivative fair value losses	(123,766)	(2,227)
Total revenue	311,338	376,714
Operating expenses:
Lease operating	5,021	6,673
Gathering, compression, processing, and transportation	103,837	166,669
Production and ad valorem taxes	21,358	22,519
Marketing	13,946	79,053
Exploration	6,703	628
Impairment of unproved properties	1,956	26,339
Depletion, depreciation, and amortization	105,154	177,046
Accretion of asset retirement obligations	309	408
General and administrative (including equity-based compensation expense of $32,474 and $27,582 in 2014 and 2015, respectively)	58,357	59,191
Contract termination and rig stacking	—	1,937
Total operating expenses	316,641	540,463
Operating loss	(5,303)	(163,749)
Other expenses:
Interest	(37,260)	(59,823)
Loss on early extinguishment of debt	(20,386)	—
Total other expenses	(57,646)	(59,823)
Loss from continuing operations before income taxes and discontinued operations	(62,949)	(223,572)
Provision for income tax benefit	18,454	84,089
Loss from continuing operations	(44,495)	(139,483)
Discontinued operations:
Income from sale of discontinued operations, net of income tax expense of $1,354	2,210	—
Loss and comprehensive loss including noncontrolling interest	(42,285)	(139,483)
Net income and comprehensive income attributable to noncontrolling interest	—	5,890
Loss and comprehensive loss attributable to Antero Resources Corporation	$(42,285)	$(145,373)

Earnings (loss) per common share
Continuing operations	$(0.17)	$(0.52)
Discontinued operations	0.01	—
Total	$(0.16)	$(0.52)

Earnings (loss) per common share—assuming dilution
Continuing operations	$(0.17)	$(0.52)
Discontinued operations	0.01	—
Total	$(0.16)	$(0.52)

Weighted average number of shares outstanding:
Basic	262,049,659	277,002,786
Diluted	262,049,659	277,002,786

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Six Months Ended June 30, 2014 and 2015

(Unaudited)

(In thousands, except share and per share amounts)

	2014	2015
Revenue:
Natural gas sales	$626,487	557,007
Natural gas liquids sales	153,696	138,311
Oil sales	59,755	35,489
Gathering, compression, and water distribution	7,089	10,658
Marketing	5,213	107,609
Commodity derivative fair value gains (losses)	(372,695)	757,327
Total revenue	479,545	1,606,401
Operating expenses:
Lease operating	9,890	14,775
Gathering, compression, processing, and transportation	187,347	330,331
Production and ad valorem taxes	42,397	46,737
Marketing	25,927	152,402
Exploration	13,700	1,999
Impairment of unproved properties	3,353	34,916
Depletion, depreciation, and amortization	196,360	359,346
Accretion of asset retirement obligations	611	808
General and administrative (including equity-based compensation expense of $61,611 and $55,365 in 2014 and 2015, respectively)	109,342	118,240
Contract termination and rig stacking	—	10,902
Total operating expenses	588,927	1,070,456
Operating income (loss)	(109,382)	535,945
Other expenses:
Interest	(68,602)	(113,008)
Loss on early extinguishment of debt	(20,386)	—
Total other expenses	(88,988)	(113,008)
Income (loss) from continuing operations before income taxes and discontinued operations	(198,370)	422,937
Provision for income tax (expense) benefit	59,116	(163,249)
Income (loss) from continuing operations	(139,254)	259,688
Discontinued operations:
Income from sale of discontinued operations, net of income tax expense of $1,354	2,210	—
Net income (loss) and comprehensive income (loss) including noncontrolling interest	(137,044)	259,688
Net income and comprehensive income attributable to noncontrolling interest	—	10,630
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(137,044)	249,058

Earnings (loss) per common share:
Continuing operations	$(0.53)	0.92
Discontinued operations	0.01	—
Total	$(0.52)	0.92

Earnings (loss) per common share—assuming dilution
Continuing operations	$(0.53)	0.92
Discontinued operations	0.01	—
Total	$(0.52)	0.92

Weighted average number of shares outstanding:
Basic	262,049,659	271,181,132
Diluted	262,049,659	271,192,089

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30, 2014 and 2015

(Unaudited)

(In thousands)

	2014	2015
Cash flows from operating activities:
Net income (loss) including noncontrolling interest	$(137,044)	259,688
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	196,971	360,154
Impairment of unproved properties	3,353	34,916
Derivative fair value (gains) losses	372,695	(757,327)
Gains (losses) on settled derivatives	(118)	380,720
Deferred income tax expense (benefit)	(59,116)	163,249
Equity-based compensation expense	61,611	55,365
Loss on early extinguishment of debt	20,386	—
Gain on sale of discontinued operations	(3,564)	—
Deferred income tax expense—discontinued operations	1,354	—
Other	969	3,999
Changes in current assets and liabilities:
Accounts receivable	(15,922)	(2,987)
Accrued revenue	(42,728)	66,091
Other current assets	(942)	1,047
Accounts payable	3,477	4,579
Accrued liabilities	42,475	10,904
Revenue distributions payable	57,503	8,529
Other current liabilities	(3,331)	1,668
Net cash provided by operating activities	498,029	590,595
Cash flows used in investing activities:
Additions to unproved properties	(239,152)	(131,683)
Drilling and completion costs	(1,103,017)	(1,009,421)
Additions to fresh water distribution systems	(99,927)	(34,076)
Additions to gathering systems and facilities	(261,667)	(200,045)
Additions to other property and equipment	(11,041)	(2,794)
Change in other assets	(39,067)	(759)
Proceeds from asset sales	—	40,000
Net cash used in investing activities	(1,753,871)	(1,338,778)
Cash flows from financing activities:
Issuance of common stock	—	537,693
Issuance of senior notes	600,000	750,000
Repayment of senior notes	(260,000)	—
Borrowings (repayments) on bank credit facility, net	952,000	(612,000)
Make-whole premium on debt extinguished	(17,383)	—
Payments of deferred financing costs	(16,989)	(15,254)
Distributions to noncontrolling interest in consolidated subsidiary	—	(12,617)
Other	—	(2,332)
Net cash provided by financing activities	1,257,628	645,490
Net increase (decrease) in cash and cash equivalents	1,786	(102,693)
Cash and cash equivalents, beginning of period	17,487	245,979
Cash and cash equivalents, end of period	$19,273	143,286

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$60,031	103,133
Supplemental disclosure of noncash investing activities:
Increase (decrease) in accounts payable and accrued liabilities for additions to property and equipment	$126,657	(210,217)

The following tables set forth selected operating data for the three months ended June 30, 2014 compared to the three months ended June 30, 2015:

	Three Months Ended June 30,		Amount of Increase	Percent
(in thousands)	2014	2015	(Decrease)	Change
Operating revenues:
Natural gas sales	$314,151	$242,065	$(72,086)	(23)%
NGLs sales	79,768	59,525	(20,243)	(25)%
Oil sales	35,633	23,032	(12,601)	(35)%
Gathering, compression, and water distribution	3,565	4,490	925	26%
Marketing	1,987	49,829	47,842	2,408%
Commodity derivative fair value losses	(123,766)	(2,227)	121,539	(98)%
Total operating revenues	311,338	376,714	65,376	21%
Operating expenses:
Lease operating	5,021	6,673	1,652	33%
Gathering, compression, processing, and transportation	103,837	166,669	62,832	61%
Production and ad valorem taxes	21,358	22,519	1,161	5%
Marketing	13,946	79,053	65,107	467%
Exploration	6,703	628	(6,075)	(91)%
Impairment of unproved properties	1,956	26,339	24,383	1,247%
Depletion, depreciation, and amortization	105,154	177,046	71,892	68%
Accretion of asset retirement obligations	309	408	99	32%
General and administrative (before equity-based compensation)	25,883	31,609	5,726	22%
Equity-based compensation	32,474	27,582	(4,892)	(15)%
Contract termination and rig stacking	—	1,937	1,937	*
Total operating expenses	316,641	540,463	223,822	71%
Operating loss	(5,303)	(163,749)	(158,446)	*

Other Expenses:
Interest expense	(37,260)	(59,823)	(22,563)	61%
Loss on early extinguishment of debt	(20,386)	—	20,386	*
Total other expenses	(57,646)	(59,823)	(2,177)	4%
Loss before income taxes	(62,949)	(223,572)	(160,623)	255%
Income tax benefit	18,454	84,089	65,635	356%
Loss from continuing operations	(44,495)	(139,483)	(94,988)	213%
Income from discontinued operations	2,210	—	(2,210)	*
Net loss and comprehensive loss including noncontrolling interest	(42,285)	(139,483)	(97,198)	230%
Net income and comprehensive income attributable to noncontrolling interest	—	5,890	5,890	*
Net loss	$(42,285)	$(145,373)	$(103,088)	244%

Adjusted EBITDAX	$266,462	$268,192	$1,730	1%

Production data:
Natural gas (Bcf)	70	110	40	57%
NGLs (MBbl)	1,451	3,655	2,204	152%
Oil (MBbl)	391	523	132	34%
Combined (Bcfe)	81	135	54	67%
Daily combined production (MMcfe/d)	891	1,484	593	67%
Average prices before effects of derivative settlements:
Natural gas (per Mcf)	$4.49	$2.20	$(2.29)	(51)%
NGLs (per Bbl)	$54.98	$16.29	$(38.69)	(70)%
Oil (per Bbl)	$91.20	$44.06	$(47.14)	(52)%
Combined (per Mcfe)	$5.30	$2.40	$(2.90)	(55)%
Average realized prices after effects of derivative settlements:
Natural gas (per Mcf)	$4.52	$3.86	$(0.66)	(15)%
NGLs (per Bbl)	$54.98	$19.51	$(35.47)	(65)%
Oil (per Bbl)	$87.31	$47.33	$(39.98)	(46)%
Combined (per Mcfe)	$5.31	$3.85	$(1.46)	(27)%
Average Costs (per Mcfe):
Lease operating	$0.06	$0.05	$(0.01)	(17)%
Gathering, compression, processing, and transportation	$1.28	$1.23	$(0.05)	(4)%
Production and ad valorem taxes	$0.26	$0.17	$(0.09)	(35)%
Marketing, net	$0.15	$0.22	$0.07	47%
Depletion, depreciation, amortization, and accretion	$1.30	$1.31	$0.01	1%
General and administrative (before equity-based compensation)	$0.32	$0.23	$(0.09)	(28)%

*                 Not meaningful or applicable

The following tables set forth selected operating data for the six months ended June 30, 2014 compared to the six months ended June 30, 2015:

	Six Months Ended June 30,		Amount of Increase	Percent
(in thousands)	2014	2015	(Decrease)	Change
Operating revenues:
Natural gas sales	$626,487	$557,007	$(69,480)	(11)%
NGLs sales	153,696	138,311	(15,385)	(10)%
Oil sales	59,755	35,489	(24,266)	(41)%
Gathering, compression, and water distribution	7,089	10,658	3,569	50%
Marketing	5,213	107,609	102,396	1,964%
Commodity derivative fair value gains (losses)	(372,695)	757,327	1,130,022	*
Total operating revenues	479,545	1,606,401	1,126,856	235%
Operating expenses:
Lease operating	9,890	14,775	4,885	49%
Gathering, compression, processing, and transportation	187,347	330,331	142,984	76%
Production and ad valorem taxes	42,397	46,737	4,340	10%
Marketing	25,927	152,402	126,475	488%
Exploration	13,700	1,999	(11,701)	(85)%
Impairment of unproved properties	3,353	34,916	31,563	941%
Depletion, depreciation, and amortization	196,360	359,346	162,986	83%
Accretion of asset retirement obligations	611	808	197	32%
General and administrative (before equity-based compensation)	47,731	62,875	15,144	32%
Equity-based compensation	61,611	55,365	(6,246)	(10)%
Contract termination and rig stacking	—	10,902	10,902	*
Total operating expenses	588,927	1,070,456	481,529	82%
Operating income (loss)	(109,382)	535,945	645,327	*

Other Expenses:
Interest expense	(68,602)	(113,008)	(44,406)	65%
Loss on early extinguishment of debt	(20,386)	—	20,386	*
Total other expenses	(88,988)	(113,008)	(24,020)	27%
Income (loss) before income taxes	(198,370)	422,937	621,307	*
Income tax (expense) benefit	59,116	(163,249)	(222,365)	*
Income (loss) from continuing operations	(139,254)	259,688	398,942	*
Income from discontinued operations	2,210	—	(2,210)	*
Net income (loss) and comprehensive income (loss) including noncontrolling interest	(137,044)	259,688	396,732	*
Net income and comprehensive income attributable to noncontrolling interest	—	10,630	10,630	*
Net income (loss)	$(137,044)	$249,058	$386,102	*

Adjusted EBITDAX	$540,118	$622,803	$82,685	15%

Production data:
Natural gas (Bcf)	132	222	90	68%
NGLs (MBbl)	2,649	6,895	4,246	160%
Oil (MBbl)	662	889	227	34%
Combined (Bcfe)	152	269	117	77%
Daily combined production (MMcfe/d)	838	1,485	647	77%
Average prices before effects of derivative settlements(2):
Natural gas (per Mcf)	$4.75	$2.51	$(2.24)	(47)%
NGLs (per Bbl)	$58.01	$20.06	$(37.95)	(65)%
Oil (per Bbl)	$90.24	$39.93	$(50.31)	(56)%
Combined (per Mcfe)	$5.54	$2.72	$(2.82)	(51)%
Average realized prices after effects of derivative settlements(2):
Natural gas (per Mcf)	$4.76	$4.12	$(0.64)	(13)%
NGLs (per Bbl)	$58.01	$22.66	$(35.35)	(61)%
Oil (per Bbl)	$88.73	$46.40	$(42.33)	(48)%
Combined (per Mcfe)	$5.53	$4.14	$(1.39)	(25)%
Average Costs (per Mcfe):
Lease operating	$0.07	$0.05	$(0.02)	(29)%
Gathering, compression, processing, and transportation	$1.23	$1.23	$—	—%
Production and ad valorem taxes	$0.28	$0.17	$(0.11)	(39)%
Marketing, net	$0.14	$0.17	$0.03	21%
Depletion, depreciation, amortization, and accretion	$1.30	$1.34	$0.04	3%
General and administrative (before equity-based compensation)	$0.31	$0.23	$(0.08)	(26)%

*                 Not meaningful or applicable